Exhibit 99.1

NEWS For Immediate Release

Editorial Contact: Erin Jones
949-754-8032
erin.jones@quest.com

Investor Contact: Scott Davidson
949-754-8659
scott.davidson@quest.com

QUEST SOFTWARE PROMOTES DOUGLAS F. GARN TO PRESIDENT

Vinny Smith to Continue to Serve as Chairman and Chief Executive Officer

IRVINE, Calif., February 23, 2005 – Quest Software, Inc. (Nasdaq: QSFT), a leading provider of application, database and Windows management solutions, today announced the promotion of Douglas F. Garn to president. The promotion of Garn will enable Quest Chairman and Chief Executive Officer Vinny Smith to dedicate his time to the company’s overall strategy, long-range planning, and corporate vision for global expansion.

“Our consistent growth and market leadership reflects the strength of Quest’s business model, which revolves around our product innovation, our deep IT expertise and our continued focus on what our customers need most,” said Smith. “Customers continue to turn to Quest because we can help them achieve better performance and productivity from their critical applications, databases and Windows infrastructure. As the head of our worldwide sales over the past several years, Doug has repeatedly seen how we help customers meet higher expectations for enterprise IT. As president, Doug will take this knowledge across our sales, marketing and product organizations and match it with his leadership skills to fuel our solid model for continued success.”

Garn was responsible for driving Quest Software’s worldwide sales operations and strategies and has been a primary contributor to the Company’s double-digit growth. With Garn responsible for much of the day-to-day product and sales operational areas, Smith will be able to accelerate his focus on corporate strategy, direction and execution.

“I am very excited to take on the position of president of a company I believe in so strongly,” said Garn. “Quest is a company built on the talent and passion of its people. It is an honor to be named to lead this dynamic team as we address the tremendous opportunities in front of us. Vinny and I will continue to collaborate closely with the executive management team on product roadmaps, company strategy and ramping up for growth around the world.”

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software, headquartered in Irvine, Calif., can be found in offices around the globe and at www.quest.com.

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Quest and Quest Software are registered trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.